Exhibit 99.1

Four Oaks Bank Scores In The Top 200 Community Banks By US Banker Magazine

FOUR OAKS, N.C.--(BUSINESS WIRE)--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announces that the US Banker magazine has ranked community banks in the United States by a 3-year average Return On Equity (ROE) in their June 2008 issue. The magazine's article entitled "In Careful Pursuit Of Growth" revealed the results of their research and ranking in a list of the top 200 Community Banks. Ranked #186, Four Oaks Fincorp, Inc., holding company for Four Oaks Bank, headquartered in Four Oaks, NC, was among the top 200 and one of only nine North Carolina community banks to make the list.

"They avoided the enticements of subprime mortgages. They controlled expenses and capitalizations" the article touts of the 200,"As a result, community banks on this year’s top 200 list, based on three-year average return on equity, maintained remarkably high return on earnings, despite a financial-market tailspin in the second half of 2007." Four Oaks Bank was among 188 banks who maintained a double digit ROE.

"We are very excited to receive national recognition of our bank and its operations," says Ayden R. Lee, Jr. Chairman, CEO and President of Four Oaks Bank, "especially in the face of current events in the financial sector which have caused concerns among investors. We did not engage in subprime lending and we did not invest in the equity of Fannie Mae or Freddie Mac. We are well-capitalized as determined by bank regulations. We are very proud of our team of banking professionals and directors who work diligently to make our bank a great value for our investors and a valued resource for our customers."

Four Oaks Bank was established in 1912 and currently has 17 locations in Johnston, Wake, Harnett, Lee, Moore, Richmond, Duplin and Sampson counties.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and
Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and
Chief Financial Officer, 919-963-2177